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                                                                    Exhibit H(2)

                             PARTICIPATION AGREEMENT

     THIS AGREEMENT is made and entered into this 30th day of April, 2004 by and among THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.), a stock life insurance company existing under the laws of Michigan ("Manulife USA"), THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK, a stock life insurance company organized under the laws of New York ("Manulife New York") (Manulife USA and Manulife New York are each referred to herein as a "Company" and collectively as the "Companies"), each on behalf of itself and its variable annuity and variable life insurance separate accounts (each an "Account;" collectively, the "Accounts"), and JOHN HANCOCK VARIABLE SERIES TRUST I, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust").

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered under the Securities Act of 1933, as amended (the "1933 Act");

     WHEREAS, the Trust serves as an investment vehicle underlying variable life insurance and variable annuity contracts issued by the Companies (the "Contracts");

     WHEREAS, the beneficial interest in the Trust is divided into separate series of shares as identified in the Trust's registration statement under the 1933 Act (as amended from time to time) (the "Funds"), each representing the interest in a particular portfolio of securities and other assets and each of which may issue multiple classes of shares;

     WHEREAS, the Trust operates pursuant to an order obtained from the Securities and Exchange Commission ("SEC") granting exemptions from certain provisions of and rules under the 1940 Act to the extent necessary to permit shares of the Trust to be sold to and held by, among others, variable annuity and variable life insurance separate accounts ("separate accounts") of both affiliated and unaffiliated life insurance companies ("Participating Insurance Companies") and certain qualified pension and retirement plans ("Qualified Plans") (the "Exemptive Order");

     WHEREAS, each of the Companies has registered or will register its Contracts under the 1933 Act, except to the extent a particular Contract is or will be exempt from such registration;

     WHEREAS, each of the Companies has registered or will register each of its Accounts as a unit investment trust under the 1940 Act, except to the extent a particular Account is or will be exempt from such registration; and

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Companies intend to purchase shares of the Funds on behalf of their respective Accounts to fund the Contracts, and the Trust is authorized to sell such shares to unit investment trusts such as each Account at net asset value;

     NOW, THEREFORE, in consideration of their mutual promises set forth herein, the Companies and the Trust agree as follows:

1.    Purchase and Redemption of Fund Shares

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1.1   Subject to the terms of the Distribution Agreement in effect from time to time between the Trust and Manulife Financial Securities LLC, a Delaware limited liability company ("Manulife Securities"), the Trust agrees to make shares of the Funds available for purchase by the Accounts (including the subaccounts thereof) at the applicable net asset value per share next computed, in accordance with the provisions of the then current prospectus and statement of additional information of the Trust, after receipt by the Trust or its designee of an order for purchase. The Trust agrees to use reasonable efforts to calculate such net asset value on each day on which the New York Stock Exchange is open for regular trading. Notwithstanding the foregoing, the Board of Trustees of the Trust (the "Board" or the "Trustees") may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of such Fund and its shareholders (including variable contract owners).

1.2 Each of the Companies shall submit payment for the purchase of shares of a Fund on behalf of an Account by 2:00 p.m., New York time on the next Business Day after an order to purchase such shares is made in accordance with the provisions of Section 1.1 hereof. "Business Day" shall mean any day on which the New York Stock Exchange is open for regular trading and on which the Trust calculates the net asset value of shares of the Funds. Payment shall be in federal funds transmitted by wire to the Trust's custodian.

1.3 The Trust agrees to redeem for cash (except as otherwise provided in the Trust's prospectus) any full or fractional shares of any Fund, when requested by a Company on behalf of an Account, at the net asset value next computed, in accordance with the provisions of the then current prospectus and statement of additional information of the Trust, after receipt by the Trust or its designee of a request for redemption. The Trust shall make payment for such shares in the manner established from time to time by the Trust. Payment of redemption proceeds will normally be paid to a Company on behalf of its Account in federal funds transmitted by wire by 2:00 p.m., New York time on the next Business Day after receipt by the Trust or its designee of a request for redemption.

1.4 Each of the Companies agrees that all purchases and redemptions by its Accounts of shares of the Funds will be in accordance with the provisions of then current prospectus and statement of additional information of the Trust and in accordance with any procedures that the Trust, Manulife Securities or the Trust's transfer agent may establish from time to time governing purchases and redemptions of shares of the Funds generally.

1.5 Payments by a Company for the purchase of shares of the Funds by its Accounts under Section 1.2 and payments by the Trust of the proceeds of the redemption of shares of the Funds by such Accounts under Section 1.3 may be netted against one another on any Business Day for the purpose of determining the amount of any wire transfer on that Business Day.

1.6 Issuance and transfer of the Trust's shares will be by book entry only. Share certificates will not be issued. Shares ordered from the Trust will be recorded on the transfer records of the Trust in an appropriate title for each Account or the appropriate subaccount of each Account.

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1.7   The Trust will furnish same day notice by e-mail, fax or telephone (if by telephone, it must be followed by written confirmation) to the Companies of any income dividends or capital gain distributions payable on the shares of the Funds. Each of the Companies hereby elects to receive all such income dividends and capital gain distributions as are payable on shares of a Fund in additional shares of that Fund. Each of the Companies reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust will notify the Companies or their designee(s) of the number of shares so issued as payment of such dividends and distributions.

1.8 The Trust will make the net asset value per share for each Fund available to the Companies on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. New York time.

1.9 For purposes of this Article 1, each of the Companies shall be the designee of the Trust for receipt of purchase orders and requests for redemption relating to the Funds from each of its Accounts that result from final orders or requests from Contract holders or that otherwise result automatically from the operation of the Contracts, and receipt by a Company will constitute receipt by the Trust, provided that the Trust receives notice of a purchase order or request for redemption by 10:00 am New York time on the next following Business Day. Neither Company shall be a designee of the Trust pursuant to this Section
1.9 with respect to any orders for purchase or redemption of Fund shares that do not result from orders or requests from Contract owners, or that do not otherwise result automatically from the operation of the Contracts. Specifically, and without limitation, neither Company shall be such a designee with respect to (1) any contribution of assets to an Account or withdrawal of assets from the Account that does not result from Contract holder orders or requests, unless such transactions are in accordance with established administrative practices of the Company for regularly contributing or withdrawing assets from the Account, or (2) any transfer between Funds of the Trust of assets that are not being held to support Contracts. Each Company agrees to communicate separately to the Trust or its designee any Account orders for purchase or redemption of Fund shares as to which it is not entitled to act as the Trust's designee and that such orders will be effected at the net asset value per share next computed, in accordance with the provisions of the then current prospectus and statement of additional information of the Trust, after receipt thereof by the Trust or its designee. Neither Company shall permit any Contract owner to revoke any previously placed order or request once the time for computing the next applicable Fund share net asset value has passed.

1.10 The Trust agrees that shares of the Funds will be sold only to (a) Participating Insurance Companies to be held in "segregated asset accounts" within the meaning of Treas. Reg. Section 1.817-5(e) through which public access to the Fund is available only pursuant "variable contracts," within the meaning of Section 817(d) of the Code, (b) Qualified Plans, and (c) other purchasers of the kind specified in Treas. Reg. Section 1.817-5(f)(3) (or any successor regulation) ("Other Purchasers") as from time to time in effect; and the Companies agree not to sell or transfer an Account's shares in a Fund to any other person without the Trust's written consent.

1.12 Each Company agrees to provide to the Trust such information as the Trust may from time to time reasonably request to evaluate whether any holders of that Company's Contracts may be engaging in "market timing" or other frequent transfer activity that may be contrary to the interests of other participants in a Fund.

1.11 Each of the Companies has received a copy of the Exemptive Order and agrees to perform the obligations of a Participating Insurance Company under such Order.

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2.    Prospectuses and Proxy Statements; Voting

2.1 The Trust will prepare and be responsible for filing with the SEC and any state regulatory authorities requiring such filing all shareholder reports, proxy materials and prospectuses and statements of additional information of the Trust. The Trust will bear the costs of registration and qualification of the shares of the Funds, preparation and filing of the documents listed in this
Section 2.1, and all taxes to which an issuer is subject on the issuance and transfer of its shares.

2.2 At the option of each of the Companies, the Trust will either (a) provide the Company with as many copies of the Trust's current prospectus, statement of additional information, annual report, semi-annual report, proxy materials and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company may reasonably request; or (b) provide the Company with camera ready copies of such documents in a form suitable for printing. Subject to Section 4.1 hereof, (i) expenses of furnishing such documents for marketing purposes will be borne by the Companies, (ii) expenses of furnishing prospectuses and prospectus supplements to current Contract owners will be borne by the Companies, and (iii) expenses of furnishing documents referred to in clause (a) above (other than prospectuses and supplements thereto) to current Contract owners will be borne by the Trust. The Companies assume sole responsibility for ensuring that the Trust's proxy materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

2.3 The Trust will use its best efforts to provide the Companies, on a timely basis, with such information about the Trust, the Funds and the investment adviser and any subadvisers to any Fund, as the Companies may reasonably request in connection with the preparation of registration statements, prospectuses and other materials relating to the Contracts.

2.4 As long as and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable contract owners, each of the Companies (i) will provide pass-through voting privileges to Contract owners whose Contract values are invested, through Accounts registered with the SEC under the 1940 Act, in shares of the Funds, (ii) may, to the extent it deems appropriate, provide pass-through voting privileges to Contract owners whose contract values are invested, through Accounts which are not so registered with the SEC, in shares of the Funds, (iii) when it provides pass-through voting privileges to Contract owners whose Contract values are invested through an Account in shares of a Fund, will vote shares held in that Account for which no Contract owner instructions are timely received by the Company in the same proportion as those shares of the Fund held in that Account for which Contract owner instructions are timely received, and (iii) will vote shares of a Fund which it is otherwise entitled to vote on any matter in the same proportion as the voting instructions which it has timely received from Contract owners with respect to that matter. Notwithstanding the foregoing, each of the Companies may vote shares of a Fund in such other manner as may be required or permitted by Rule 6e-2 or Rule 6e-3(T) under the 1940 Act or otherwise by the SEC or its staff.

3.    Sales Material and Information

3.1 Each of the Companies will use its best efforts to ensure that sales literature and other promotional material prepared by it or on its behalf in which the Trust, a Fund, any investment adviser or subadviser to any Fund or Manulife Securities (in its capacity as distributor of the Trust shares) is named, conforms to all requirements of all applicable federal and state laws and rules and regulations, including all applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD").

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3.2   Neither of the Companies will give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or statement of additional information for the Trust shares, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved in writing by the Trust or its designee, except with the written approval of the Trust or its designee.

3.3 The Trust will use its best efforts to ensure that sales literature and other promotional material prepared by it or on its behalf in which a Company, the Accounts or the Contracts are named, conforms to all requirements of all applicable federal and state laws and rules and regulations, including all applicable rules and regulations of the NASD.

3.4 The Trust will not give any information or make any representations or statements on behalf of or concerning the Companies, the Accounts or the Contracts in connection with the sale of Trust shares other than the information or representations contained in the registration statements, prospectuses or statements of additional information for the Contracts, as such registration statements, prospectuses and statements of additional information may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by a Company for distribution to Contract owners, or in sales literature or promotional material approved in writing by a Company or its designee, except with the written permission of the Company or its designee.

3.5 The Trust will provide to each of the Companies at least one complete copy of all registration statements, prospectuses, statements of additional information, shareholder annual, semi-annual and other reports, proxy statements, applications for exemptions, requests for no-action letters and any amendments to any of the foregoing, that relate to the Trust or any Fund promptly after the filing of each such document with the SEC or any other regulatory authority.

3.6 Each of the Companies will provide to the Trust at least one complete copy of all registration statements, prospectuses, statements of additional information, shareholder annual, semi-annual and other reports, solicitations for voting instructions, applications for exemptions, requests for no-action letters and any amendments to any of the foregoing, that relate to its Contracts or any of its Accounts promptly after the filing of each such document with the SEC or any other regulatory authority.

3.7 Each party hereto will provide to each other party, to the extent it is relevant to the Contracts or the Trust, a copy of any comment letter received from the staff of the SEC or the NASD, and such party's response thereto, following any examination or inspection by the staff of the SEC or the NASD.

3.8 As used herein, the phrase "sales literature and other promotional material" includes, but is not limited to, advertisements (such as material published or designed for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, sign or billboard, motion picture or other public medium), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature or published article), educational or training

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materials or other communications distributed or made generally available to some or all agents or employees.

4.    Fees and Expenses

4.1 The Trust will pay no fee or other compensation to the Companies under this Agreement. If the Trust or any Fund (or any class of shares thereof) adopts and implements a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution and other expenses, then, as a principal underwriter of the Trust, Manulife Securities, or an affiliate thereof, may make payments to the Companies to the extent consistent with applicable laws, regulations and rules and such plan.

5.    Diversification

5.1 The Trust and each of the Funds will at all times use all reasonable efforts comply with Section 817(h)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treas. Reg. 1.817-5, as they may be amended from time to time (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these sections), as if those requirements applied directly to each such Portfolio relating to the diversification requirements for variable annuity, endowment or life insurance contracts. In addition, neither the Trust nor the Funds will knowingly take any action, or fail to take any action, that results in the inability of any Account investing in the Funds to treat a portion of each asset of a Fund as an asset of the Account, in accordance with Treas. Reg. Section 1.817-5(f), for purposes of satisfying the diversification requirements of
Section 817(h)(1) of the Code and the Treasury Regulations hereunder.

6.    Potential Conflicts

6.1 To the extent required by the Exemptive Order or by applicable law, the Board will monitor the Trust for the existence of any material irreconcilable conflict between or among the interests of variable contract owners whose contract values are invested through separate accounts, participants in Qualified Plans and Other Purchasers investing in the Trust and will determine what action, if any, should be taken in response to any such conflict. A material irreconcilable conflict may arise for a variety of reasons, including:
(a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities;
(c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners and, where applicable, participants in Qualified Plans; (f) a decision by a Participating Insurance Company to disregard the voting instructions of variable contract owners; or (g) a decision by a Qualified Plan, where applicable, to disregard participant voting instructions. The Trust will promptly inform the Companies if it determines that a material irreconcilable conflict exists and of the implications thereof.

6.2 Each of the Companies, on behalf of itself, its Accounts and any of its affiliates investing in a Fund, will report to the Board any potential or existing conflict as described in Section 6.1 of which it is or becomes aware. Each Company will assist the Board in carrying out its responsibilities under the Exemptive Order and under applicable law by providing the Board with all information reasonably necessary for the Board to consider any issues raised with respect to such conflict and by furnishing to the Board, at its reasonable request annually or more

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frequently, such other materials or reports as the Board may deem appropriate.
Each of the Companies will inform the Board whenever it determines to disregard Contract owner voting instructions, and each of the Companies will carry out this and all of its other responsibilities under this Article 6 with a view only to the interests of its Contract owners.

6.3 If it is determined by a majority of the Board, or a majority of the disinterested Trustees, that a material irreconcilable conflict exists with respect to any Fund, each of the Companies, as applicable, shall, at its own expense, and to the extent reasonably practical (as determined by a majority of the Trust's disinterested Trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (1) withdrawing the assets allocable to some or all of its Accounts from the Trust or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Fund, or submitting the question of whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contract owners, variable life insurance contract owners or Contract owners of one or both Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (2) establishing a new registered management investment company.

6.4 If a material irreconcilable conflict arises because of a decision by a Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the relevant Account's investment in the Trust or a Fund, as applicable. No charge or penalty will be imposed as a result of any such withdrawal.

6.5 For purposes of Sections 6.3 and 6.4 of this Agreement, a majority of the Trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Trust will determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust or any investment adviser to the Trust be required to establish a new funding medium for the Contracts. Nor shall a Company be required by Section 6.3 to establish any new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict.

6.6 If and to the extent that Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or proposed Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules promulgated thereunder with respect to "mixed or shared funding" (as understood for purposes of the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then (a) the Trust and/or the Companies as well as the other Participating Insurance Companies, as appropriate, will take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 2.4, 6.1, 6.2, 6.3 and 6.4 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

6.7. The Trust hereby notifies the Companies that it may be appropriate to include in prospectuses for the Contracts disclosure regarding potential conflicts as described in Section 6.1 hereof.

7.    Representations and Warranties

7.1   Representations and Warranties of the Companies.
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     (a) Each of the Companies represents and warrants that it is a life insurance company duly organized or existing and in good standing under applicable law and that each of its Accounts, prior to any issuance or sale of any Contracts by such Account and during the term of this Agreement, will be legally and validly established as a separate account pursuant to relevant state insurance law and either: (i) will be registered as a unit investment trust in accordance with the provisions of the 1940 Act; or (ii) will be exempt from such registration.

     (b) Each of the Companies represents and warrants that the Contracts issued by it are or, prior to the purchase of shares of any Fund in connection with funding such Contracts, will be registered under the 1933 Act, except to the extent a particular Contract is exempt from such registration, and will be issued and sold in compliance in all material respects with all applicable federal and state laws, including all applicable customer suitability requirements.

     (c) Each of the Companies represents and warrants that its registration statements for the Contracts and any amendments or supplement thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that this representation and warranty will not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Trust expressly for use therein.

     (d) Each of the Companies represents and warrants that its Contracts are currently and at the time of issuance will be treated as modified endowment, annuity or life insurance contracts under applicable provisions of the Code and agrees that it will make all reasonable efforts to maintain such treatment and will notify the Trust immediately upon having a reasonable basis for believing that its Contracts or any of them have ceased to be so treated or might not be so treated in the future.

     (e) Each of the Companies represents and warrants that each Account of that Company in which Fund shares are held will be, at the time such shares are acquired, a "segregated asset account" within the meaning of Treas. Reg. Section 1.817-5(e) and agrees that it will make all reasonable efforts to maintain the Account's status as such and will notify the Trust immediately upon having a reasonable basis for believing that one or more of its Accounts holding Fund shares no longer have that status or might not have that status in the future.

     (f) Each of the Companies represents and warrants that it will not, without the prior written consent of the Trust, purchase shares of the Trust with Account assets derived from the sale of Contracts to individuals or entities which would cause the investment policies of any Fund to be subject to any limitations not in the Trust's then current prospectus or statement of additional information with respect to any Fund.

7.2   Representations and Warranties of the Trust
      -------------------------------------------

     (a) The Trust represents and warrants that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will at all times during the term of this Agreement comply in all material respects with the 1940 Act.

     (b) The Trust represents and warrants that shares of the Funds offered and sold pursuant to this Agreement will be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the Commonwealth of Massachusetts and all applicable federal and state securities laws and that the Trust is and will remain during the term of this Agreement registered as an open-end management investment company under the 1940 Act. The Trust agrees that it will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to permit the continuous offering of its shares in accordance with the 1933 Act. The Trust will register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust or Manulife Securities.

     (c) The Trust represents and warrants that the registration statement for shares of the Funds and any amendments or supplement thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that this representation and warranty will not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Trust by or on behalf of a Company expressly for use therein.

     (d) The Trust represents and warrants that each Fund is currently qualified as a "regulated investment company" under subchapter M of the Code and agrees that the Trust will use all reasonable efforts to maintain such qualification (under Subchapter M or any successor or similar provision) and will notify the Companies promptly upon having a reasonable basis for believing that any Fund has ceased to so qualify or might not so qualify in the future.

8.    Applicable Law

8.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts without reference to the principles of conflicts or choice of law thereof.

8.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC or its staff may grant (including, but not limited to, the Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

9.    Termination

9.1   This Agreement may be terminated:
      --------------------------------

     (a) by the Trust or a Company, in its entirety or with respect to one or more Funds, for any reason or for no reason, upon 60 days' advance written notice to the other parties; or

     (b) by a Company, immediately upon written notice to the Trust, as to any Fund that ceases to qualify as a "regulated investment company" under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that any Fund may fail to so qualify; or

     (c) pursuant to the provisions of Article 6 ("Potential Conflicts") hereof; or

     (d) at the option of the Trust upon written notice to the other parties in the event formal proceedings are instituted against a Company or Manulife Securities by the NASD, the SEC, or

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any insurance department or any other regulatory body that relate to the
Company's duties under this Agreement or relates to the sale of the Contracts, the operation of the Accounts, or the purchase Fund shares; or

     (e) at the option of a Company upon written notice to the other parties in the event that formal proceedings are instituted against the Trust or its investment adviser by the NASD, the SEC, or any state securities or insurance department or any other regulatory body that relates to the Trust's duties under this Agreement or relates to the sale or holding of the Trust's shares to or by the Company's Account; or

     (f) by the Trust by written notice to the Companies, if the Trust shall determine, in its sole judgment exercised in good faith, that either Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

     (g) by a Company by written notice to the Trust, if the Company shall determine, in its sole judgment exercised in good faith, that the Trust or its investment adviser has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

     (h) at the option of any party to this Agreement, by written notice to the other parties, upon another party's repeated material breach of any provision of this Agreement or isolated material breach that is not cured within a 30 day period after notice thereof; or

     (i) automatically upon assignment by any party of this Agreement, unless made with the written consent of the other parties hereto.

9.2 The notices referred to in Section 9.1 above shall specify the Fund or Funds as to which the Agreement is to be terminated.

9.3 Notwithstanding any termination of this Agreement, the Trust will, at the option of a Company, continue to make available to the Company additional shares of each Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted, to the same extent as prior to the termination, to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts, and all provisions of this Agreement that are germane to such transactions and the participation in Fund shares by the Existing Contracts shall remain in effect as to those Contracts. The parties agree that this Section 9.3 shall not apply to any terminations under Article 6 of this Agreement and that terminations under Article 6 shall be governed by that Article.

9.4 In the event of any termination of this Agreement as to one or more Funds pursuant to this Article 9 or pursuant to Article 6, Section 11.5 of this Agreement shall continue to survive, and termination of this Agreement as to any Fund shall not be deemed to extinguish any claim arising prior to such termination for breach of this Agreement or breach of any representation or warrantee herein.

10.   Notices

10.1 Any notice required under this Agreement shall be sufficiently given when sent by registered or certified mail, by facsimile transmission (provided that a copy is also sent by registered or certified mail) or by a nationally recognized overnight delivery service, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

      John Hancock Variable Series Trust I
      200 Clarendon Street
      P.O. Box 111
      Boston, MA  02117
      Attention: Raymond F. Skiba
      Fax No.: (617) 375-4835

If to Manulife USA:

      The Manufacturers Life Insurance Company (U.S.A.)
      73 Tremont Street
      Boston, Massachusetts 02108
      Attention: James D. Gallagher
      Fax No.: (617) 854-8685

If to Manulife New York:

      The Manufacturers Life Insurance Company of New York
      73 Tremont Street
      Boston, Massachusetts 02108
      Attention: James D. Gallagher
      Fax No.: (617) 854-8685

11.   Miscellaneous

11.1 A copy of the Agreement and Declaration of Trust establishing the Trust (as amended from time to time) is on file with the Office of the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of the Trust or of any Fund under or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property belonging to the Trust or to a particular Fund as the case may be.

11.2 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.3 This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, may be executed in two or more counterparts which together will constitute one and the same instrument, may not be assigned by a Company or the Trust without the written consent of the other, and will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

11.4 If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement will not be affected thereby.

11.5 Each party hereto will cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, NASD and state insurance regulators) and will permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled or subject under state and federal laws.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.


THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
(on behalf of itself and its Accounts)


By: /s/ James D. Gallagher
    ------------------------------------
    Name: James D. Gallagher
    Title: Executive Vice President,
           Secretary And General Counsel

THE MANUFACTURERS LIFE INSURANCE COMPANY
OF NEW YORK
(on behalf of itself and its Accounts)


By: /s/ James D. Gallagher
    ------------------------------------
    Name: James D. Gallagher,
    Title: President

JOHN HANCOCK VARIABLE SERIES TRUST I


By: /s/ Michele G. Van Leer
    ------------------------------------
    Name: Michele G. Van Leer
    Title: Chairman